FORM OF DISTRIBUTION PLAN
                                 CLASS A SHARES
                             THE GOLDEN RAINBOW FUND


1. This Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment company Act of 1940 (the "1940 Act") of the Class A Shares (the "Class") of The Golden Rainbow Fund (the "Fund"). This Plan describes the material terms and conditions under which assets of the Fund may be used in connection with financing distribution of shares of the Class (the "Shares"). This Plan will be implemented by certain related agreements with the Fund's distributor or distributors ("Distribution Agreements"), broker-dealers ("Selling Agreements") and non-broker-dealers ("Service Agreements").

2. The Fund is hereby authorized, for the purposes and on the further terms and conditions set forth herein, to expend its monies in an amount equal in the aggregate for all such expenditures to such percentage (not in excess of .40% per annum) of the Class's average daily net asset values as may be determined from time to time, by vote cast in person at a meeting called for the purpose of voting on such determination, by a majority of the members of the Board of Trustees of the James Advantage Funds (the "Trust") who are not "interested persons" of the Trust (as such term is defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any of the agreements contemplated hereby (the "Disinterested Trustees").

3. The Fund is hereby authorized to pay all fees and expenses payable by the Fund to the Fund's distributor or distributors pursuant to the Distribution Agreement. In addition, the Fund is hereby authorized to reimburse any underwriter, distributor or selling agent (a "Seller") of Shares for out-of-pocket costs and expenditures actually incurred by any such Seller for (a) printing and distributing copies of any prospectuses and annual and interim reports of the Fund (after the Fund has prepared and set in type such materials) that are used by such Seller in connection with the offering of Shares; (b) preparing, printing and distributing any other literature used by such Seller in connection with the offering of Shares; (c) advertising, promoting and selling Shares to the public and (d) performing Selling Agreements with other persons. Such reimbursement shall be made only to Sellers with which the Fund has entered into a Distribution Agreement that permits payments by the Fund only in accordance with the foregoing provisions and the form of which has the approval of both a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees as required by the Rule.

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        Such reimbursement shall be made monthly upon receipt by the Fund of a written expense report showing the expenses qualifying for such reimbursement and the purposes thereof and shall not, for any Seller or for all Sellers in the aggregate if there are more than one such Seller at any time, exceed the amount determined pursuant to Section 2.

4. The Selling Agreements contemplated by paragraph 3(d) above shall permit payments by a Seller only in accordance with the provisions of this paragraph and the form of such agreement shall have the approval of a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on such Selling Agreement. A Seller may pay the other party to such a Selling Agreement a monthly fee (and no other compensation of any sort whatsoever) for distribution and marketing services provided by such other party. Such monthly fee shall be payable in arrears in an amount equal to such percentage (not in excess of .001096% per day) of the aggregate net asset value of the Shares held by such other party's customers or clients at the close of each day as determined from time to time by such Seller. The distribution and marketing services contemplated hereby shall include answering inquiries regarding the Fund, assisting in selecting dividend payment options, account designations and addresses, maintaining the investment of such other party's customers or clients in the Fund and similar services. In determining the extent of such other party's assistance in maintaining such investment by its customers or clients, such Seller may take into account the possibility that the Shares held by such other party's customers or clients would be redeemed in the absence of such monthly fee.

5. The Fund is hereby authorized to pay a monthly fee, subject to the same limitations (including the amount of such fee) and for the same purposes as set forth in paragraphs 3 and 4 above, to any person that is not an "affiliated person" or "interested person" of the Fund or of its "investment adviser" or "principal underwriter" (as such terms are defined in the 1940 Act) who provides marketing and distribution services to the Fund. Such monthly fee shall be paid only pursuant to Service Agreements between the Fund and such other persons that permit payments to such person, only in accordance with the provisions of this paragraph 5 and the form of which has the approval of a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on such Service Agreement.

6. The Fund and each Seller making any payments pursuant to a Selling Agreement shall prepare separate written reports to the Board of Trustees on a quarterly basis summarizing all payments made by them pursuant to this Plan and the agreements contemplated hereby, the




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        purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees may reasonably request from time to time.

7. This Plan shall become effective upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the 1940
        Act) of the Class and (b) a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on this Plan.

8. Upon receipt of the approvals required by paragraph 7 above, this Plan and any agreement contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Trust only so long as (a) its continuation is approved at least annually in the manner set forth in clause (b) of paragraph 7 above and (b) the selection and nomination of those Trustees of the Trust who are not "interested persons" of the Trust are committed to the discretion of such Trustees.

9. This Plan may be terminated without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the Class.

10. This Plan may not be amended to increase materially the maximum amount permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the Class and may not be amended in any other material respect except with the approval of a majority of the Disinterested Trustees. Amendments required to conform this Plan to changes in the Rule shall not be deemed to be material amendments.






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